Exhibit 10.5

Directors' Compensation

All non-employee directors of The Old Point National Bank of Phoebus (the Bank) and Old Point Trust & Financial Services, N.A. (the Trust Company) receive $400 and $250, respectively, for each board meeting they attend. The non-employee directors of the Bank and Trust Company receive $150 for each committee meeting they attend except for the Bank's Investment Committee meetings for which members receive $100 for attendance and the Bank's Director Loan Committee and the Bank's Director Loan Review Committee meetings for which members receive $200 for attendance.

In addition, non-employee directors of the Bank and Trust Company are paid an annual retainer fee of $8,000 and $3,000, respectively, except that directors serving on the Bank Board who also serve on the Trust Company Board receive an additional $1,000 instead of $3,000 annual retainer for serving on the Trust Company Board. In addition, the Chairman of the Audit Committee of the Company Board and the chairman of the Trust Company Board each receive an additional $2,000 annual retainer, and the chairman of the Directors Loan Committee and the Chairman of the Directors Loan Review Committee each receive an additional $1,000 retainer.

All directors of Old Point Financial Corporation (the Company) have been elected as directors of the Bank, but there is no assurance that this practice will continue. However, not all Company directors serve as directors of the Trust Company. There are no additional fees paid for being a Company director.

The Company also pays for all directors and their spouses to attend regular director seminars.

Non-employee directors were eligible to receive awards of non-qualified stock options under the Company's 1998 Stock Option Plan; however, the 1998 Stock Option Plan expired in 2008, and no further awards may be granted under the plan.